QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

SECOND AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC.
1999 OMNIBUS STOCK INCENTIVE PLAN

        This Second Amendment to the Merit Medical Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "Plan") was adopted by the Board of Directors of Merit Medical Systems, Inc. (the "Company") on April 19, 2004, to be effective upon obtaining approval of the Company's shareholders.

RECITALS

             1.  In 1999, the Company adopted the Plan for the purpose of providing stock options and other equity-based long term incentives to its executives, employees and non-employee directors.

             2.  The Board of Directors of the Company (the "Board") has determined that it is necessary and desirable to amend the Plan in certain respects.

             3.  The Board has further determined that adoption of the proposed amendments to the Plan requires the approval of the Company's shareholders.

        NOW, THEREFORE, the Plan is hereby amended effective as of the date first set forth above as follows:

             1.  The name of the Plan is hereby amended, and the Plan shall be referenced hereafter as the "MERIT MEDICAL SYSTEMS, INC. STOCK INCENTIVE PLAN."

             2.  Section 1 of the Plan, entitled "Establishment and Purpose," is hereby amended in its entirety and replaced with the following:

            This document sets forth the terms and conditions of the Merit Medical Systems, Inc. Stock Incentive Plan (the "Plan"). The Plan is the successor to the Merit Medical Systems, Inc. Long-Term Incentive Stock Option Plan (the "Predecessor Plan"). Subsequent to adoption of the Plan by the Board of Directors and approval of the Plan by stockholders of Merit Medical Systems, Inc. (the "Company"), no further awards have been made under the Predecessor Plan. The Plan is intended to promote the interests of the Company and the stockholders of The Company by providing officers and other employees of the Company (including directors who are also employees of the Company) and persons who are expected to make a long-term contribution to the success of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and/or to acquire a proprietary interest in the long-term success of the Company, thereby aligning their interest more closely to the interest of stockholders. This amended Plan document incorporates prior amendments to the Plan adopted as of December 7, 2002.

             3.  Section 2(v) of the Plan is hereby amended in its entirety and replaced with the following:

            "Plan" shall mean this Stock Incentive Plan, as amended from time to time.

             4.  The first sentence of Section 3(a) of the Plan, entitled "Shares Available for Award," is hereby amended in its entirety and replaced with the following:

            The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 5,928,861 shares (subject to adjustment as provided herein and after giving effect to 5-for-4 stock splits effective August 28, 2001 and April 12, 2002, and 4-for-3 stock splits effective August 15, 2003 and December 3, 2003), which shall include 234,418 shares authorized but unissued under the Predecessor Plan.

             5.  The first two paragraphs of Section 4 of the Plan, entitled "Administration of the Plan," are hereby amended in their entirety and replaced with the following:

            The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Incentive Awards; to determine the persons to whom and the time or times at which Incentive Awards shall be granted; to determine the type and number of Incentive Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Incentive Award; to determine whether, to what extent, and under what circumstances an Incentive Award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent in accordance with Section 162(m)of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Incentive Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

            The Committee may not, however, without amendment to the Plan, (i) accelerate the date on which any Tandem SAR or Stand-Alone SAR or Incentive Award relating to Phantom Stock granted under the Plan becomes exercisable, (ii) otherwise adjust any of the terms of such Tandem SAR or Stand-Alone SAR, or (iii) accelerate the Exercise Date or Issue Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or Phantom Stock or otherwise adjust any of the terms applicable to such share.

             6.  Section 7(c)(iii) of the Plan is hereby amended in its entirety and replaced with the following:

              (iii)  by delivering shares of Common Stock owned by the Participant for more than six months, together with appropriate stock powers; or

             7.  Section 10(b) of the Plan, entitled "Restricted Stock—Conditions to Vesting," is hereby amended in its entirety and replaced with the following:

            At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate. In particular, without limiting the foregoing sentence, awards of Restricted Stock which are subject to the satisfaction of "performance goals" identified in Section 10(i) below, will not be exercisable prior to one year after the date of grant, whereas Restricted Stock awards which are not subject to "performance goals" will not be exercisable prior to three years after the date of grant.

             8.  The second sentence of Section 10(e)(1) of the Plan, entitled "Restricted Stock—Issuance of Certificates," is hereby amended in its entirety and replaced with the following:

            Each such stock certificate shall bear the following legend: The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Merit Medical Systems, Inc. Stock Incentive Plan and an Award Agreement entered into between the registered owner of such shares and Merit Medical Systems, Inc.

             9.  Section 23 of the Plan, entitled "Effective Date and Term of Plan," is hereby amended in its entirety and replaced with the following:

            The Plan (then identified as the Merit Medical Systems, Inc. 1999 Omnibus Stock Incentive Plan) became effective on the Effective Date, and was subsequently approved by the stockholders of the Company. Effective May 25, 2004, the Plan was amended as set forth herein. Notwithstanding the amendment of the Plan, the operation of the Plan shall continue uninterrupted, and the amendment of the Plan shall not constitute or be deemed to constitute a termination or suspension of the Plan. Unless earlier terminated by the Board of Directors, the right to grant Incentive Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Incentive Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

           10.  Except as provided above, the Plan is hereby continued and ratified in all respects.

        IN TESTIMONY WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 25th day of May, 2004.

MERIT MEDICAL SYSTEMS, INC.
By:
Name:
Title:

3

QuickLinks

SECOND AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 1999 OMNIBUS STOCK INCENTIVE PLAN